Exhibit 10.1

PAXMEDICA, INC.

303 South Broadway, Suite 125

Tarrytown, New York

September 5th, 2023

Lind Global Fund II LP

c/o The Lind Partners LLC

444 Madison Avenue, Floor 41

New York, NY 10022

Ladies and Gentlemen:

This waiver letter agreement (this “Waiver Letter”), to the convertible promissory note, dated as of February 6, 2023 (the “Note”), by and between PaxMedica, Inc., a Delaware corporation (the “Company”) and Lind Global Fund II LP, a Delaware limited partnership (“Lind Global”), is made as of September 5, 2023. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Note.

WHEREAS, pursuant to Article 2, Section 2.1(s) of the Note, an Event of Default includes the occurrence of the Company’s Market Capitalization being below $10 million for ten (10) consecutive days.

WHEREAS, the Company’s Market Capitalization is expected to be below $10 million for ten (10) consecutive days (the “Prospective Event of Default”).

NOW THEREFORE, Lind Global hereby waives any default, any Event of Default, and any Mandatory Default Amount arising from the Prospective Event of Default, with such waiver continuing through December 31, 2023, but reserves its right to exercise its rights under Article 2, Section 2.2(c)(2)(x) notwithstanding such waiver; provided, that such waiver shall automatically terminate and be of no force or effect upon the occurrence of any other Event of Default.

Except as expressly set forth herein, this Waiver Letter shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of Lind Global under the Transaction Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Transaction Documents, all of which shall otherwise continue in full force and effect.

This Waiver Letter may be executed in one or more counterparts (by facsimile or otherwise), each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Sincerely,

PAXMEDICA, INC.

By:	/s/ Howard Weisman
	Name:	Howard Weisman
	Title:	Chief Executive Officer

Accepted and agreed as of this date first above written:

LIND GLOBAL FUND II LP

By:	/s/ Jeff Easton
	Name:	Jeff Easton
	Title:	Managing Member of Lind Global Partners II LLC, General Partner